UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

NETMANAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NetManage, Inc. 20883 Stevens Creek Boulevard. Cupertino, CA 95014

Zvi Alon Chairman of the Board, President & Chief Executive Officer

June 4, 2007

Dear Fellow Stockholder:

We cordially invite you to attend NetManage’s Annual Meeting of Stockholders, which will be held at our corporate headquarters, 20883 Stevens Creek Boulevard., Cupertino, CA 95014 on Friday, June 22, 2007 at 9:00 a.m. Pacific Daylight Time. The formal Notice of Annual Meeting of Stockholders and Proxy Statement are attached.

At this year’s Annual Meeting, stockholders will be asked to:

•	elect two directors;

•	ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2007;

•

conduct any other business that may properly come before the meeting, including with respect to any stockholder proposals properly brought before the meeting, as discussed further in the attached Proxy Statement.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to complete, sign, date and promptly return the attached proxy in the enclosed postage-paid envelope, or submit your proxy by telephone or through the Internet. Submitting your completed Proxy will ensure your representation at the Annual Meeting.

We look forward to seeing you on June 22, 2007.

Zvi Alon

Chairman of the Board, President and

Chief Executive Officer

NETMANAGE, INC.

20883 Stevens Creek Boulevard

Cupertino, California 95014

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 22, 2007

To the Stockholders of NetManage, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NetManage, Inc., a Delaware corporation, will be held on Friday, June 22, 2007 at 9:00 a.m., Pacific Daylight Time, located at our corporate headquarters at 20883 Stevens Creek Boulevard, Cupertino, California 95014, for the following purposes:

1.	To elect two directors to hold office until the Annual Meeting of Stockholders in the year 2010;

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007;

3.	To conduct such other business as may properly come before the meeting or any adjournment or postponement thereof, including with respect to any stockholder proposals properly brought before the meeting, as discussed further in the proxy statement accompanying this Notice.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has fixed the close of business on June 1, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or at any adjournment or postponement thereof.

The attached proxy statement and attached form of proxy are being distributed to stockholders on or about June 4, 2007.

By Order of the Board of Directors

OMER REGEV

Corporate Secretary

Cupertino, California

June 4, 2007

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend, please complete, date, sign and return the enclosed proxy card, or submit your proxy by telephone or through the Internet, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

QUESTIONS AND ANSWERS ABOUT VOTING

Q:	Why did you send me this proxy statement?

A:	This proxy statement is being sent to you because NetManage’s Board of Directors is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. This proxy statement summarizes the information you need to know to vote on an informed basis on the matters to be voted on at the Annual Meeting. Stockholders of record as of the close of business on June 1, 2007 are entitled to vote. This proxy statement is being sent on or about June 4, 2007 to those persons who are entitled to vote at the Annual Meeting.

Q:	Why is my vote important?

A:	Under Delaware law and NetManage’s bylaws, no business may be conducted at the Annual Meeting unless a quorum is present at the Annual Meeting. The presence in person, or by proxy, of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business.

Q:	How many votes do I have?

A:	Each share of NetManage common stock that you own entitles you to one vote.

Q:	How do I vote?

A:	If you are the record holder of your shares, you can vote on matters presented at the Annual Meeting in any of the following ways:

1.	You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope;

2.	You can vote online at www.proxyvote.com or at computershare.com/expressvote (if you are a registered shareholder);

3.	You can vote by telephone by calling the number shown on the proxy card, or

4.	You can attend the Annual Meeting and vote in person.

A:	If you hold your stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Q:	How do I vote by proxy?

A:	If you properly fill out your proxy card and send it to us in time to vote, or if you submit your proxy by telephone or through the Internet, your shares will be voted as you have directed for all proposals. If you sign and return your proxy card or if you submit your proxy by telephone or through the Internet, but do not specify how you would like your shares voted, the shares represented by your proxy will be voted for the election of all nominees named in this proxy statement, for the ratification of the appointment of Deloitte & Touche LLP as NetManage’s independent registered public accounting firm for the 2007 fiscal year and in accordance with the recommendations of NetManage’s management on any other business as may properly come before the meeting or any adjournment or postponement thereof. If any stockholder proposals as discussed further in this proxy statement are properly brought before the meeting, management will direct that the shares represented by your proxy be voted against any such stockholder proposals.

Whether or not you plan to attend the Annual Meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope or you may submit your proxy by telephone or through the Internet. Submitting your proxy will not affect your right to attend the Annual Meeting and vote in person. You may revoke your proxy and change your vote at any time before the voting begins on any proposal.

Q:	How do I vote in person?

A:	If you are record holder of your shares and you attend the Annual Meeting, we will give you a ballot when you arrive.

Q:	If my shares are held in a “street name” by my broker, will my broker vote my shares for me?

A:

Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. A “broker

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non-vote” occurs when a person holding shares in “street name”, meaning through a bank or brokerage account, does not provide instructions as to how such shares should be voted and the bank or broker does not exercise discretion to vote those shares.

Q:	Can I change my vote or revoke my proxy after I have mailed my proxy card or submitted my proxy by telephone or through the Internet?

A:	You can change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in a number of ways. First, if you are the record holder of your shares, you can send a written notice to the Corporate Secretary of NetManage at our corporate headquarters stating that you would like to revoke your proxy, or you can complete and submit a new proxy card with a later date, or you can submit a proxy with a later date by telephone or through the Internet. Second, if you are a record holder of your shares, you can attend the Annual Meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy; you must specifically revoke your proxy. If you hold your shares through a bank, broker or other holder of record and have instructed your bank, broker or other holder to vote your shares, you must follow the directions you received from your bank or broker to change your vote.

Q:	Will there be any matters voted upon at the Annual Meeting other than those specified in the Notice of Annual Meeting?

A:	NetManage management does not know of any matters that will be presented at the Annual Meeting, other than those discussed in this proxy statement, including the stockholder proposals that may be brought before the meeting as discussed further in this proxy statement. If any of the stockholder proposals that may be brought before the meeting as discussed further in this proxy statement are properly brought before the meeting, management will recommend that all proxies be voted against the stockholder proposals. If other matters are properly brought before the meeting and NetManage does not have notice of these matters a reasonable time prior to the Annual Meeting, all proxies will be voted in accordance with the recommendations of NetManage management.

Q:	How are votes counted?

A:	Stockholders of record of NetManage common stock as of the close of business on June 1, 2007 are entitled to vote at the Annual Meeting. As of June 1, 2007, there were 9,560,815 shares of common stock outstanding. The presence in person, or by proxy, of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the Annual Meeting.

Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but specify that you abstain from voting your shares with respect to one or more matter to come before the Annual Meeting, your shares will nevertheless be treated as present and entitled to vote. Your shares therefore will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting, such as the ratification of the appointment of Deloitte & Touche LLP as NetManage’s independent registered public accounting firm for the 2007 fiscal year and any stockholder proposal that may be properly brought before the meeting, as discussed further in this proxy statement.

Under Delaware law, “broker non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:	How are proxies being solicited and who pays for the solicitation of proxies?

A:	Initially, NetManage will solicit proxies by mail. NetManage directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. In addition, we may retain the services of Morrow & Co., Inc., or another proxy solicitation firm, to assist in the solicitation of proxies. NetManage will pay all expenses of solicitation of proxies.

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NETMANAGE, INC.

20883 Stevens Creek Boulevard

Cupertino, California 95014

PROXY STATEMENT

FOR 2007 ANNUAL MEETING OF STOCKHOLDERS

June 22, 2007

General

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of NetManage, Inc., a Delaware corporation (“NetManage”, the “Company”, “we”, “our” and “us” collectively), for use at our Annual Meeting of Stockholders to be held on Friday June 22, 2007 at 9:00 a.m., Pacific Daylight Time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Meeting. The Annual Meeting will be held at our corporate headquarters located at 20883 Stevens Creek Boulevard, Cupertino, California 95014. The mailing address of the principal executive officers of NetManage, Zvi Alon (the Principal Executive Officer) and Omer Regev (the Principal Financial and Accounting Officer), is also 20883 Stevens Creek Boulevard, Cupertino, California 95014. This proxy statement and the accompanying proxy card are being mailed on or about June 4, 2007 to all stockholders entitled to notice of and to vote at the Annual Meeting as of the record date of June 1, 2007.

NetManage’s annual report to stockholders for the year ended December 31, 2006 is enclosed with this proxy statement.

Record Date

Stockholders of record at the close of business on June 1, 2007 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. We have two classes of authorized capital stock, designated Common Stock, par value $0.01 per share (the “Common Stock”) and Preferred Stock, par value $0.01 per share (the “Preferred Stock”). At the close of business on the Record Date, we had 9,560,815 shares of Common Stock and no shares of Preferred Stock, outstanding and entitled to vote. The common stock is listed for trading on the NASDAQ Global Stock Market LLC under the symbol NETM. The presence in person or by proxy of the holders of record of a majority of the outstanding shares of common stock entitled to vote is required to constitute a quorum for the transaction of business at the Annual Meeting.

Vote Required; Abstentions; Broker Non-Votes

Each holder of record of Common Stock at the close of business on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes cast at the Annual Meeting, in person or by proxy, will be tabulated by an inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector who will be an employee of NetManage. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances as described herein under certain of the proposals, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required for approval of proposals presented to stockholders. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding Common Stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business at the Annual Meeting.

The Inspector will treat shares that are voted “WITHHELD” or “ABSTAIN” as being present and entitled to vote for purposes of determining the presence of a quorum but will not treat such shares as votes in favor of approving any matter submitted to the stockholders for a vote. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for: (i) the election of the nominees for directors set forth herein; (ii) the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and (iii) at the discretion of the proxy holders, as to such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, including any stockholder proposal that may be properly brought before the meeting, as discussed further in this proxy statement.

If you hold your shares in a “street name” and do not provide voting instructions to your broker and the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a plurality of the votes cast (such as the election of a candidate for director) or a majority of the votes cast (such as the ratification of an independent registered public accounting firm or any stockholder proposal that may be properly brought before the meeting, as discussed further in this proxy statement).

As of the May 29, 2007, our directors and executive officers named herein as a group beneficially owned 2,214,682 of our outstanding shares (approximately 23% of the outstanding Common Stock) and, although they do not have a formal written agreement, they have indicated their intention to vote all of their shares, over which they have voting control, in favor of the election of the nominees for directors set forth herein and the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007, and against any stockholder proposal that may be properly brought before the meeting, as discussed further in this proxy statement.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. A stockholder may revoke a proxy by: (i) filing with NetManage’s Secretary at our principal executive office, located at 20883 Stevens Creek Boulevard, Cupertino, California 95014, a written notice of revocation; (ii) by submitting a new proxy bearing a later date (only your last proxy is counted), or (iii) attending the Annual Meeting and informing the Secretary in writing that such stockholder wishes to vote in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you hold your shares through a bank, broker or other holder of record and have instructed your bank, broker or other holder to vote your shares, you must follow the directions you received from your bank or broker to change your vote.

Proxy Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock, beneficially owned by others, to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to those beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to these individuals for those services, but they may be reimbursed for their out-of-pocket expenses.

In addition, we have retained the services of Morrow & Co., Inc. to assist in the solicitation of proxies. Morrow & Co. will receive a fee from us of approximately $7,500 plus out-of-pocket expenses.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders that are intended to be presented at the 2008 annual meeting of stockholders must be received in writing by NetManage’s Secretary at our principal executive offices, located at 20883 Stevens Creek Boulevard, Cupertino, California 95014, no later than February 5, 2008 in order to be considered for possible inclusion in the proxy statement and form of proxy relating to the 2008 annual meeting of stockholders.

If a stockholder intends to submit a proposal at our 2008 annual meeting of stockholders which is not eligible for inclusion in the proxy statement relating to the meeting, or the stockholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, on or before February 5, 2008, then the proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2008 annual meeting of stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation and Bylaws provide that our Board of Directors shall be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors and with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors who are independent acting in accordance with the Nominating Policy. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the size of the Board) shall serve for the remainder of the full term of the class of directors in which the vacancy was created or occurred and until such director’s successor is elected and has been qualified.

The Board of Directors is presently composed of seven members. There are two directors in the class to be elected at this Annual Meeting, Mr. John Bosch and Dr. Shelley Harrison, each of whom is an existing director whose term of office expires at the Annual Meeting and each of whom has been nominated in accordance with the Nominating Policy. If elected at the Annual Meeting, Mr. Bosch and Dr. Harrison would each serve until the 2010 annual meeting of stockholders and until his successor is elected and has been qualified, or until his earlier death, resignation or removal.

Vote Required

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will not have any effect on the outcome of the vote on the election of directors. Shares of Common Stock may not be voted cumulatively with respect to the election of directors.

IF NO INSTRUCTIONS ARE INDICATED IN THE PROXIES, SHARES OF COMMON STOCK REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED, IF AUTHORITY TO DO SO IS NOT WITHHELD, FOR THE ELECTION OF MR. BOSCH AND DR. HARRISON.

If either Mr. Bosch or Dr. Harrison should be unavailable for election as a result of an unexpected occurrence, the proxy holders will vote such shares for the election of any substitute nominee as we may propose. Each of Mr. Bosch and Dr. Harrison has agreed to serve if elected, and we have no reason to believe that Mr. Bosch and Dr. Harrison will be unable to serve.

Set forth below is biographical information for Mr. Bosch and Dr. Harrison and each person whose term of office as a director will continue after the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR

OF MR. BOSCH AND DR. HARRISON.

Class I Director Nominees Whose Terms Expire In 2007

John Bosch Age 72	John Bosch has served as a director of NetManage since December 1991. Currently, Mr. Bosch is a consultant. From November 1981 to December 1999, Mr. Bosch served as a general partner with Bay Partners, a venture capital firm. In 1976, he co-founded Cronus Precision Products, Inc., a digital timing company, and served as its President and Chief Executive Officer until 1981. In 1970, Mr. Bosch co-founded Anixter, Bosch and Russell, a consulting firm specializing in marketing and sales consulting for high technology companies and in technical venture analysis for the venture capital community. He is a graduate of the University of Southern California where he received a B.S. degree in mechanical engineering and an M.B.A. in International Trade.

Dr. Shelley Harrison Age 64	Dr. Shelley A. Harrison has served as a director of NetManage since July 1996. At SafeNet Inc., a leading information security company, Dr. Harrison served as a member of the Board of Directors from 2000 through April 2007. Dr. Harrison served as Chairman of the Board of Directors of Spacehab, Inc. from 1993 to 2006, a company that develops, owns and operates habitable modules and logistics supply services for the manned U.S. Space Shuttle missions, and from April 1996 to March 2003 was also the Chief Executive Officer. Dr. Harrison co-founded and served as the first Chief Executive Officer and Chairman of Symbol Technologies, Inc. from February 1973 to October 1982. Dr. Harrison is also a founder of the high-tech venture capital firms Harrison Enterprises, Inc., and PolyVentures I and II L.P., and Dr. Harrison currently serves as the Chairman of the Board of Directors of Harrison Enterprises, Inc. Dr. Harrison received his B.S. in Electrical Engineering from New York University and received an M.S. and Ph.D. in Electrophysics from Polytechnic University. Dr. Harrison served as a consultant to NetManage from May 2003 to May 2005.

Class II Directors Whose Terms Expire In 2008

Uzia Galil Age 82	Uzia Galil has been a director of NetManage since its inception in 1990. Mr. Galil currently serves as President and Chief Executive Officer of Uzia Initiatives and Management Ltd., a company specializing in the promotion and nurturing of new businesses associated with mobile communication, innovative consumer electronics and medical informatics which he founded in November 1999. From 1962 until October 1999, Mr. Galil served as President, Chief Executive Officer, and has also served as Chairman of the Board of Directors of Elron Electronic Industries Ltd., or Elron, an Israeli high technology holding company. From January 1981 until November 1999, Mr. Galil also served as Chairman of the Board of Directors of Elbit Ltd., an electronic communication affiliate of Elron, and as a member of the Boards of Directors of Elbit Systems Ltd., a defense electronics affiliate of Elron, and all other private companies held in the Elron portfolio. Mr. Galil currently serves as a member of the Board of Directors of Orbotech Ltd, which makes automated optical inspection and computer aided manufacturing systems for printed circuit boards, flat panel displays, integrated circuit packaging, and electronics assemblies; Partner Communications Co. Ltd., which operates the GSM network in Israel, using the Orange brand name; and is currently Chairman of the Board of Zoran Corporation, a provider of digital solutions-on-a-chip in the consumer electronics market. Mr. Galil holds an M.S. in Electrical Engineering from Purdue University and a B.S. from the Technion-Israel Institute of Technology in Haifa, Israel. From 1980 to 1990, Mr. Galil served as Chairman of the International Board of Governors of the Technion. Mr. Galil has also been awarded an honorary doctorate in technical sciences by the Technion in recognition of his contribution to the development of science-based industries in Israel, an honorary doctorate in philosophy by the Weizmann Institute of Science, an honorary doctorate in engineering by Polytechnic University, New York, and an honorary doctorate from the Ben-Gurion University of the Negev in Israel. In addition, Mr. Galil has been awarded the Solomon Bublick Prize Laureate from the Hebrew University of Jerusalem as well as the Outstanding Electrical and Computer Engineer Award by Purdue University. Mr. Galil is a recipient of the Israel Prize for his contribution to the development of Israel’s hi-tech industry. Mr. Galil is the former father-in-law of Zvi Alon, the Chairman of the Board of Directors, President, and Chief Executive Officer of NetManage.

Darrell Miller Age 60	Darrell Miller has served as a director of NetManage since 1993 and served as Executive Vice President, Corporate Strategic Marketing for NetManage from December 1994 to February 1996, at which time he retired. From 1987 to 1992, Mr. Miller was employed by Novell, Inc., a computer network company, in numerous positions including Executive Vice President responsible for strategic and marketing operations and Executive Vice President responsible for product development. From 1984 to 1987, Mr. Miller served as the Director of Marketing for Ungermann-Bass, a manufacturer of networking equipment. Mr. Miller also serves on the Board of Directors of Xpoint Technologies, Inc., a developer of fault tolerant software. Mr. Miller is a graduate of the University of Denver where he received a B.S. in business administration.

Class III Directors Whose Terms Expire In 2009

Zvi Alon Age 55	Zvi Alon is the founder of NetManage, Inc. and has served as our Chairman of the Board, President and Chief Executive Officer since its formation in 1990. From 1986 to 1989, Mr. Alon was the President of Halley Systems, a manufacturer of networking equipment including bridges and routers. He also has served as Manager, Standard Product Line at Sytek, Inc., a networking company, and Manager of the Strategic Business Group for Architecture, Graphics and Data Communications at Intel Corporation, a semiconductor manufacturer. Mr. Alon received a B.S. degree in electrical engineering from the Technion-Israel Institute of Technology in Haifa, Israel.

Abraham Ostrovsky Age 64	Abraham Ostrovsky has served as a director of NetManage since January 1998. Mr. Ostrovsky served as the Chairman of the Board of Accelio Corporation (formerly Jetform) from June 1994 to April 2002, a provider of electronic forms and enterprise workflow products, and served as its Chief Executive Officer from 1992 to 1995. Mr. Ostrovsky also served as Chairman of the Board and Chief Executive Officer of Compressent Corporation, which develops and licenses color facsimile and communications software, from March 1996 to December 1997. Mr. Ostrovsky currently serves as non-executive Chairman of CenterBeam, Inc., an information technology outsourcing servicer. Mr. Ostrovsky served as Chairman of the Board of Directors of Digital Now, Inc., a developer of digital imaging technology and Internet-based activity for the photo processing industry, from 2000 to 2003.

Dr. Harry J. Saal Age 64	Dr. Harry J. Saal has served as a director of NetManage since October 2006. From October 1973 to October 1978, Dr. Saal worked at International Business Machines Corporation (IBM) in Haifa, Israel, and in San Jose, California, which manufactures and sells computer services, hardware, and software and also provides financing services in support of its computer business. Dr. Saal was the founder and Chief Executive Officer during October 1986 of Network General Corporation, the first company wholly dedicated to the area of network diagnostics. Dr. Saal also founded and served as Chief Executive Officer of Smart Valley, Inc., a non-profit organization chartered to create a regional electronic community based on an advanced information infrastructure from 1993 to 1995. Dr. Saal is currently serving on the Board of the Northern California Chapter of the Arthritis Foundation and American Institute of Mathematics and Numenta, Inc., a company developing computer memory systems modeled after the human neocortex and which can be applied to solve problems in computer vision, artificial intelligence, robotics and machine learning. Mr. Saal currently serves as a member of the technical committee, charged with monitoring and enforcing the recently settled Microsoft Antitrust case. Previously, he served as President of Cultural Initiatives Silicon Valley; Chairman of the Board of the Community Foundation Silicon Valley; and Vice Chairman of the American Leadership Forum, Silicon Valley Chapter. Dr. Saal graduated magna cum laude from Columbia University in 1969, where he also received his Ph.D. in High Energy Physics. In 1997, Columbia University awarded Dr. Saal its highest honor, the John Jay Award.

BOARD MEETINGS AND DIRECTOR INDEPENDENCE

NetManage’s business affairs are managed under the direction of the Board of Directors. Directors meet their responsibilities by participating in meetings of the Board and Board committees, through communications with our Chief Executive Officer and other officers, by reviewing materials provided to them, and by visiting NetManage’s offices and other facilities.

During the fiscal year ended December 31, 2006, the Board of Directors held five meetings. Standing committees of the Board in 2007 included the Audit Committee, the Option Committee, and the Compensation Committee. During the fiscal year ended December 31, 2006, each member of the Board attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that was held during the period for which he was a director or committee member.

In determining the independence of our directors, the Board of Directors has adopted independence standards that mirror the criteria specified by applicable SEC laws and regulations and listing standards of the National Association of Securities Dealers (the “NASD”). The Board has determined that a majority of the directors are “independent” as that term is defined in NASD Rule 4200(a), and that, specifically Messrs. John Bosch, Uzia Galil, Darrell Miller, Harry Saal and Abraham Ostrovsky are “independent,” as that term is defined in NASD Rule 4200(a). In making this determination, the Board of Directors considered all transactions in which NetManage and any director, including those discussed under “Transactions with Related Persons” below and other transactions that were ordinary course of business transactions in which the independent directors did not have a material direct or indirect interest. There are no current family relationships between or among any of our directors or executive officers, however, Mr. Uzia Galil is the former father-in-law of Mr. Zvi Alon, the Chairman of the Board of Directors, President, and Chief Executive Officer of NetManage. Stock ownership information is shown under the heading of “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by respective individuals.

COMMITTEES OF THE NETMANAGE BOARD OF DIRECTORS

The Board has an Audit Committee, an Option Committee and a Compensation Committee. NetManage maintains on its website, www.netmanage.com, under Corporate Governance copies of the charters of each of the Audit Committee and the Compensation Committee of the NetManage Board of Directors, as well as copies of its Nominating Policy, and Code of Conduct. Copies of these documents are also available in print upon request of NetManage’s Corporate Secretary. The Code of Conduct is a code of ethics which applies to all of our directors, officers and employees, including the chief executive officer and chief financial officer.

Audit Committee

NetManage has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing NetManage’s financial reporting processes and the audit of NetManage’s financial statements. The Audit Committee meets with our independent registered public accounting firm at least quarterly to review the results of our quarterly financial reviews, our annual audit, and to discuss our financial statements. We certify that the Board adopted and approved an amended and restated charter for the Audit Committee on January 29, 2004, and that the Audit Committee has reviewed and reassessed the adequacy of the formal written charter on an annual basis. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent accountants, including pre-approval of all audit and non-audit services to be performed by our independent accountants. The Audit Committee charter has also been amended to give this committee broader authority to fulfill its obligations under the SEC and NASD requirements.

The Audit Committee is currently composed of three non-employee directors: Messrs. Bosch, Miller, and Ostrovsky. The Audit Committee held four meetings during 2006. The Board has determined that all members of the Audit Committee are “independent” as that term is currently defined in Rule 4200(a)(15) and Rule 4350(d) of the listing standards of the NASD. The Board of Directors has also determined that Mr. Ostrovsky meets the SEC criteria of an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K. Mr. Ostrovsky’s extensive background and experience includes serving as the Chief Executive Officer of Accelio Corporation (formerly JetForm) where Mr. Ostrovsky actively supervised NetManage’s Chief Financial Officer and participated extensively in accounting, auditing, and internal control and risk management matters.

Option Committee

The functions of the Option Committee are to review and recommend awards of stock options for approval by the Board of Directors under our stock option plans to employees and consultants who are not subject to Section 16 of the Exchange Act, and to recommend any changes or amendments to NetManage’s stock option plans. The Option Committee currently consists of Messrs. Bosch and Miller, both of whom are independent, non-employee directors. The Option Committee met twelve times during 2006.

Compensation Committee

The Compensation Committee reviews and approves specific compensation matters including the grant of options for the Chief Executive Officer, and all executive staff who report directly to the Chief Executive Officer as well as performing such other functions regarding compensation as the Board may delegate. The Board adopted and approved an amended and restated charter for the Compensation Committee on January 29, 2004. The Compensation Committee is currently composed of three independent non-employee directors: Messrs. Bosch, Galil, and Ostrovsky. The Chief Executive Officer makes his recommendations to the Compensation Committee with respect to options and any repurchases under our stock option plans and the 1993 Employee Stock Purchase Plan, as amended, subject to Section 16 of the Exchange Act, for individuals other than the Chief Executive Officer. For the 2006 compensation administration cycle, the Vice President of Human

Resources reviewed and summarized published reports by Radford Survey and the Chief Executive Officer presented an analysis of the Radford Survey’s to the Committee at their January 2006 meeting. The Compensation Committee determines the terms of option grants (including the number of shares) for all such individuals. The Compensation Committee met once during 2006.

Nominations of Candidates for Director

NetManage does not currently have a nominating committee. The full Board of Directors, in consultation with NetManage’s Chief Executive Officer, recommends candidates for election to NetManage’s Board of Directors and from time to time reviews the appropriate skills and characteristics required of individual Board members in the context of the current make-up of the Board, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting, corporate governance, and other areas that are expected to contribute to an effective Board, and therefore, NetManage believes it is unnecessary to have a nominating committee. The Board adopted and approved NetManage’s Nominating Policy on April 2, 2004. The Nominating Policy provides guidelines to the Board of Directors of NetManage with the identification, evaluation and recommendation of nominees for NetManage’s Board for each annual meeting and is designed to assist with the evaluation of the composition of NetManage’s Board and its committees. The Board of Directors shall identify potential nominees by asking current directors and executive officers to notify the Board of Directors if they become aware of persons, meeting the criteria described above, who might serve on NetManage’s Board. The Board of Directors also, from time to time, may engage firms that specialize in identifying director candidates.

The Board of Directors also considers candidates recommended by stockholders for election as directors. Such recommendations should be sent to the Board in care of the Corporate Secretary at NetManage’s headquarters, and should include information as to the candidate’s name, biographical data and qualifications per the Nominating Policy. The Independent Directors believe that the minimum qualifications for serving as a director of NetManage are that a nominee demonstrate, by a significant accomplishment in his or her field, an ability to make a meaningful contribution to NetManage’s board’s oversight of the business and affairs of NetManage and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personnel activities. In addition, the independent directors shall examine a candidate’s specific experiences and skills, time and availability in light of other commitments, potential conflicts of interest and independence from management and NetManage.

Stockholder Communications with Directors

The Board of Directors welcomes communications from NetManage’s stockholders. Any stockholder may communicate with either the Board as a whole, or with any individual director by sending a written communication in care of NetManage’s Chief Executive Officer at NetManage’s offices located at 20883 Stevens Creek Boulevard, Cupertino, CA 95014. All such communications sent to NetManage’s Chief Executive Officer will be forwarded to the Board, as a whole, or to the individual director to whom such communication was addressed.

NetManage encourages, but does not require, the members of the Board to attend the annual meetings of stockholders and one or more members of the Board of Directors generally do attend the annual meetings. Messrs. Alon, Ostrvosky, Bosch and Miller attended our annual meeting of stockholders held on May 24, 2006.

DIRECTOR COMPENSATION

Employee directors do not receive any separate compensation for their Board activities although service on the Board may be considered when establishing their compensation as employees. Non-employee directors receive the compensation described below.

Non-employee directors currently receive a fixed sum of $20,000 in cash compensation per year, payable in quarterly installments, for service on the Board of Directors. In addition, the Chairman of the Audit Committee is paid $4,000 per year in cash compensation, and the Chairman of the Compensation Committee is paid $2,000 in cash compensation per year. The designated Audit Committee financial expert receives an additional $4,000 in cash compensation per year. Non-employee directors may also be reimbursed for certain expenses in connection with attendance at Board and committee meetings.

Non-employee directors are eligible to receive options under the 1993 Non-employee Directors’ Stock Option Plan, as amended and restated, and under our 1999 Stock Option Plan, as amended and restated. A total of 200,000 shares of common stock have been reserved for issuance under the Directors’ Plan. Under the Directors’ Plan, each person that is elected for the first time as a director and who is not otherwise employed by us or our affiliates is granted an option to purchase 16,000 shares of common stock upon the date of his or her election to the Board. At each annual meeting of stockholders, each person who is then a non-employee director and has been a non-employee director for at least three months is granted an option to purchase an additional 4,000 shares of common stock.

The following table provides information on compensation for non-employee directors who served during fiscal year 2006.

	Director Compensation
Name (a)	Fees Earned or Paid in Cash($) (b)	Stock Awards($) (c)	Option Awards($) (d)(7)	Non Equity Incentive Plan Compensation($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (f)	All Other Compensation($) (g)	Total($) (h)
John Bosch (1)(2)(3)(4)	26,000	—	7,694	—	—	—	33,694
Uzia Galil (3)	20,000	—	7,694	—	—	—	27,694
Dr. Shelley Harrison	20,000	—	5,508	—	—	—	25,508
Darrell Miller (1)(2)	20,000	—	7,694	—	—	—	27,694
Abraham Ostrovsky (2)(3)(5)	24,000	—	7,694	—	—	—	31,694
Dr. Harry J. Saal (6)	5,000	—	2,220	—	—	—	7,220

Notes to Director Compensation Table:

(1)	Member of the Option Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.
(4)	Mr. Bosch is the Chair for the Audit Committee and the Compensation Committee
(5)	Mr. Ostrovsky is the designated financial expert of the Audit Committee
(6)	Dr. Saal was appointed to the Board in October 2006.
(7)	This column reflects the stock option awards expense taken in 2006 in accordance with FAS 123R assuming no forfeitures. Assumptions used in the calculation of this expense are included in Note 2 to NetManage’s audited financial statements included in NetManage’s Annual Report on Form 10-K for the year ended December 31, 2006.

All options granted under the 1993 Directors Plan, as amended and restated, will automatically accelerate in full in the event of: (i) a merger or consolidation in which NetManage is not the surviving corporation; (ii) a reverse merger in which NetManage is the surviving corporation but the shares of NetManage’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) any other capital reorganization in which more than fifty percent (50%) of the shares of NetManage entitled to vote are exchanged at the time during which such option may be exercised shall be accelerated and the options terminated if not exercised prior to such event. In the event of a dissolution or liquidation of NetManage, any outstanding options shall terminate if not exercised prior to such event.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006 and the Board of Directors has directed that management submit the selection of Deloitte & Touche LLP as our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

Stockholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee may direct the appointment of different independent registered public accounting firm at any time during the year, if they determine that such a change would be in our best interests and those of our stockholders.

Deloitte & Touche LLP has audited our financial statements for the years ended December 31, 2006, 2005 and 2004. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Principal accountant fees and services

The following information describes the fees billed by Deloitte & Touche LLP to NetManage for the fiscal years ended December 31, 2005 and 2006:

Fees Billed by Deloitte & Touche LLP during 2005 and 2006

The following fees were billed by Deloitte and Touche LLP, NetManage’s independent registered public accounting firm, for services rendered in 2005 and 2006:

Fee Category	2005	2006
Audit Fees	$450,350	$583,100
Audit Related Fees	7,365	4,000
Tax Fees	7,314	15,567
All Other Fees	—	8,000

Total Deloitte & Touche Fees	$465,029	$610,667

Audit Fees: The amounts above represent amounts billed by Deloitte and Touche LLP for the audit of our annual financial statements, reviews of SEC Forms 10-Q and Form 10-K and statutory audit requirements at certain non-U.S. locations. The aggregate fees billed to NetManage by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) represent fees for professional services rendered for the audit of NetManage’s annual consolidated financial statements for the fiscal years ended December 31, 2005 and 2006 and for the reviews of the financial statements included in NetManage’s Quarterly Reports on Form 10-Q for 2005 and 2006 and consents and assistance with review of documents filed with the SEC.

Audit Related Fees: The amounts above represent reports in each of 2005 and 2006 that Deloitte & Touche provided in a non-U.S. location associated with employee tax benefits.

Tax Fees: The amounts above represent fees billed to us by Deloitte & Touche for 2005 and 2006 are for tax compliance, tax planning, and tax refund activity in U.S. and non-U.S. locations.

All Other Fees: The amounts above represent the aggregate fees billed by Deloitte & Touche for services rendered to NetManage, other than the services described above under “Audit Fees”, “Audit Related Fees”, and “Tax Fees”, for 2006, included software fees, and support, installation and training fees.

We did not engage Deloitte & Touche to provide services to us regarding financial information systems during 2005 or 2006.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee pre-approved all of the services provided by the independent registered public accountants during the fiscal years 2005 and 2006. Following are the material elements of the Audit Committee’s pre-approval policies and procedures:

Audit Services and Fees: Annually, the Audit Committee will review and approve 100% of the audit services and estimated audit fees for the following year. The projections are updated quarterly and the Audit Committee will consider and, if appropriate, pre-approve any amounts exceeding the original estimates.

Non-Audit Services and Fees: Annually, and otherwise as necessary, the Audit Committee will review and pre-approve 100% of the non-audit services and estimated audit fees for such services. For recurring services, such as tax compliance and statutory filings the Audit Committee will review and approve the services and estimated total fees for such matters by category and location of service. The projections are updated quarterly and the Audit Committee will consider and, if appropriate, pre-approve any amounts exceeding the original estimates. For non-recurring services such as special tax projects, due diligence or other consulting, the Audit Committee will review and pre-approve the services and the estimated fees by individual project. The projections are updated quarterly and the Audit Committee will pre-approve any amounts exceeding the original estimates.

Should an engagement need pre-approval before the next Committee meeting, authority to grant such approval is delegated to the Audit Committee Chairman (or if he were unavailable, another Audit Committee member). Such approval would be reviewed with the entire Audit Committee at the next meeting.

The Audit Committee has considered whether the provision of the services described under All Other Fees above is compatible with maintaining Deloitte & Touche’s independence and has determined that such services have not adversely affected Deloitte & Touche’s independence.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on the matter at the Annual Meeting, assuming a quorum is present, is necessary for approval of this proposal. Broker non-votes will have no effect on the outcome of this matter, since they will be considered as represented for purposes of determining a quorum but will not be considered as entitled to vote with respect to this proposal. Abstentions will be counted as present and entitled to vote at the Annual Meeting for purposes of this proposal but will have no effect on this proposal except that they will be counted for purposes of determining a quorum.

THE BOARD OF DIRECTORS RECOMMENDS STOCKHOLDERS VOTE FOR PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS

The following table sets forth certain information regarding the ownership of our common stock as of May 29, 2007 by: (i) each of our non-employee directors, including each nominee specified in Proposal 1 above; (ii) each of the Named Executive Officers listed in the Summary Compensation Table below; (iii) all of our current executive officers and directors as a group, and (iv) each person known to us to be the beneficial owners of more than 5% of the outstanding common stock. Except as otherwise indicated below, the information as to each person has been furnished by such person, and each person has sole voting power and sole investment power with respect to all shares beneficially owned by such person, except as otherwise indicated and subject to community property laws where applicable. Except as otherwise set forth below, the address of each named individual is our address as set forth herein.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent Total(%)(1)
Executive Officers & Directors
Zvi Alon (2)	1,790,898	18.73%
John Bosch (3)	19,975	*
Uzia Galil (4)	93,585	*
Shelley Harrison (5)	114,170	1.19%
Darrell Miller (6)	16,647	*
Abraham Ostrovsky (7)	25,672	*
Harry Saal (8)	—	*
Michael Peckham (9)	—	*
George Bennett (10)	11,875	*
Ido Hardonag (11)	68,319	*
Cheli Aflalo-Karpel (12)	20,615	*
All Named Executive Officers and directors as a group (13 persons) (13)	2,214,682	23.16%

Stock Ownership of Other 5% Beneficial Owners

Spectrum Galaxy Fund Ltd. (14) Zeff Capital Partners, I, L.P. Zeff Holding Company, LLC Mr. Daniel Zeff c/o 50 California Street, Suite 1500 San Francisco, CA 94111	805,421	8.4%

Emancipation Capital Master, Ltd. (15) Charles Frumberg c/o 1120 Avenue of the Americas, Suite 1504, New York, NY 10036	683,315	7.24%

Riley Investment Management LLC (16) Riley Investment Partners Riley Investment Partners Master Fund, L.P. Bryant Riley c/o 11100 Santa Monica Blvd Suite 810 Los Angeles, CA 90025	668,752	7.04%

*	Less than 1%.
(1)	Based on 9,545,225 shares of common stock outstanding as of May 29, 2007.

(2)	Includes (i) 42,352 shares owned by Mr. Alon; (ii) 5,428 shares held by the Alon Family Foundation, with respect to which Mr. Alon has voting and investment control; (iii) 696,801 shares held by the Alon Family Trust, with respect to which Mr. Alon has voting and investment control; (iv) 648,799 shares held by the Elyad, LLC, representing approximately 6.00% of the outstanding Common Shares, with respect to which Mr. Alon has voting rights, and (v) 397,518 shares issuable upon exercise of options that are exercisable within 60 days of May 29, 2007
(3)	Includes 143 shares held by Mr. Bosch’s spouse. Mr. Bosch disclaims beneficial ownership of these shares. Also includes 19,832 shares issuable upon exercise of options that are exercisable within 60 days of May 29, 2007.
(4)	Includes 71,429 shares owned by Uzia and Ella Galil. Also includes 22,156 shares issuable upon exercise of options that are exercisable within 60 days of May 29, 2007.
(5)	Includes 114,170 shares issuable upon exercise of options that are exercisable within 60 days of May 29, 2007.
(6)	Includes 16,647 shares issuable upon exercise of options that are exercisable within 60 days of May 29, 2007.
(7)	Includes 18,529 shares issuable upon exercise of options that are exercisable within 60 days of May 29, 2007.
(8)	Dr. Saal was appointed to the Board of Directors in October, 2006.
(9)	Mr. Peckham left NetManage in August 2006.
(10)	Includes 11,875 shares issuable upon exercise of options that are exercisable within 60 days of May 29, 2007.
(11)	Includes 66,571 shares issuable upon exercise of options that are exercisable within 60 days of May 29, 2007.
(12)	Includes 20,615 shares issuable upon exercise of options that are exercisable within 60 days of May 29, 2007.
(13)	Includes 739,092 shares issuable upon exercise of options that are exercisable within 60 days of May 29, 2007
(14)	Based upon the Form Schedule 13G filed with the Securities and Exchange Commission on April 16, 2007. As calculated in accordance with Rule 13d-3 of the Exchange Act, Zeff beneficially owns 805,421 shares of the NetManage’s common stock, representing 8.4% of the common stock. Zeff does not directly own any shares of common stock. Zeff’s beneficial ownership is comprised of 391,954 shares of common stock held by Capital and 413,467 shares of common stock held by Spectrum. Zeff beneficially owns the shares of common stock held by Capital in his capacity as the sole manager and member of Holding, which in turn serves as the general partner Capital. Zeff beneficially owns the shares of common stock held by Spectrum in his capacity as investment manager to Zeff Capital Offshore Fund, a class of shares of Spectrum.
(15)	Based on the Form Schedule 13D filed with the Securities and Exchange Commission on September 22, 2006. Emancipation Capital Master, Ltd., a Cayman Islands exempted company (“Emancipation Capital”); and (ii) Mr. Charles Frumberg (“Mr. Frumberg”) who serves as the managing member of Emancipation Management LLC, (“Emancipation Management”) which acts as the investment manager of Emancipation Capital. Emancipation Management acts as the investment manager of Emancipation Capital. The managing member of Emancipation Management is Charles Frumberg. Emancipation Capital is a Beneficial owner, with shared power to vote or direct the vote and to dispose or direct the disposition, of 683,315 shares, or an aggregate of 7.24% of outstanding shares. Mr. Frumberg is a Beneficial owner, with shared power to vote or direct the vote and to dispose or direct the disposition, of 683,315 shares and, or an aggregate of 7.24% of outstanding shares.
(16)	Based upon the Form Schedule 13D/A filed with the Securities and Exchange Commission on April 3, 2007. Because Riley Investment Management LLC has sole investment and voting power over 668,752 shares of common stock owned by Riley Investment Partners, L.P. and Riley Investment Partners Master Fund, L.P., Riley Investment Management LLC may be deemed to have beneficial ownership of these shares. Riley Investment Management LLC has shared voting and dispositive power over 47,939 shares of common stock owned of by an investment advisory client of Riley Investment Management LLC. However, Riley Investment Management LLC disclaims beneficial ownership of these shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires NetManage’s executive officers and directors and persons who own more than 10% of the Common stock of NetManage to file reports of ownership and changes in ownership of common stock of NetManage with the Securities and Exchange Commission (the “SEC”). Based solely on a review of copies of such reports and written representations from the reporting persons, NetManage believes that during the year ended December 31, 2006, its executive officers, directors and greater than 10% stockholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors is responsible for determining the compensation of our Chief Executive Officer and approves all other executive officers’ compensation, including base salary and payments under our bonus programs.

Executive Compensation Objectives and Major Policies

Our primary goal is to align compensation with our business objectives and performance. Our aim is to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate those individuals to enhance long-term stockholder value. To establish this relationship between executive compensation and the creation of stockholder value, the Compensation Committee has adopted a total compensation package comprised of base salary, bonus and stock option awards. Key elements of this compensation package are:

•	We pay competitively with leading software and high technology companies with which we compete for employees and other service providers;

•	We maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels, and

•

We provide significant equity-based incentives for executives and other key employees to ensure that these individuals are motivated over the long term to respond to our business challenges and opportunities as owners and not just as employees.

Company Performance and Chief Executive Officer Compensation

The 2006 salary and potential bonus of Mr. Alon, our Chief Executive Officer were established by the Compensation Committee in light of Mr. Alon’s responsibilities as President and Chief Executive Officer, on the basis of the salary received by him in 2004 and 2005 and our overall 2006 performance. Mr. Alon’s annual salary for 2006 was $475,000, and his target bonus was $285,000. The Committee determined that Mr. Alon’s salary and bonus are necessary to maintain Mr. Alon’s compensation at a competitive level in the industry. The Committee then reviewed Mr. Alon’s performance during fiscal year 2006, taking into account NetManage’s overall financial performance, Mr. Alon’s specific business achievements over the last year and progress that had been made with respect to certain Company initiatives. The Compensation Committee determined that our goals were not attained in the fiscal year 2006, and, accordingly, did not award any cash bonuses to Mr. Alon in 2006.

Executive Officer Salaries

As previously mentioned, we compensate our executive officers principally through a combination of base salary, cash bonus and equity compensation. We believe that offering executive officers a total compensation package that includes a significant portion of at-risk, performance based incentives helps achieve NetManage’s goal of increasing earnings and stockholder value. With respect to the executive officers hired in 2006, salary, potential bonus and stock option grants were determined on the basis of negotiations between us and each officer with due regard to the officer’s experience, prevailing market conditions and internal equity. Similarly, we negotiated with the former executive officers at the time of such officer’s hiring and reached a level of compensation that we believed was reasonably required to obtain the services of such officer.

NetManage reviews and administers compensation changes for all employees, including our continuing Named Executive Officers, on an annual basis. Each January, after performance results for the prior year are finalized and the business planning performance targets for the current year are complete, base salary changes and long-term incentive grants are reviewed and where applicable are approved by the appropriate authorized individuals. For the 2006 compensation administration cycle, management reviewed and summarized published reports by Radford Survey and presented management’s analysis of the Radford Survey’s to the Committee at their January 2006 meeting.

Specific Elements of Executive Compensation

Specifically, management examined the pattern of compensation practices among similar companies and adjusted benchmark data for the general industry and broad industry groups to reflect the pay level they expected the peer companies to pay if they were NetManage’s revenue size. The Committee and management also discussed the relative compensation and organizational roles and responsibilities of the Named Executive Officers.

We paid or provided the following elements of compensation to the Named Executive Officers with respect to 2006:

Base salaries

A key component of executive compensation is base salary. To remain competitive for critical talent, we seek to provide our executive officers with base salaries comparable to the peer group of Company’s. We generally target our base salaries to approximately the 50th percentile of the relevant benchmark in the industry. For 2006, each named executive officer’s base pay was at or slightly above the 50th percentile of the applicable market.

Short-term incentives

A second key component of executive compensation is annual cash bonuses. We provided each of the Named Executive Officers with the opportunity to earn an annual cash bonus for 2006 performance. These awards are generally intended to qualify as performance based under Section 162(m) of the Internal Revenue Code. Historically, a substantial portion of the cash compensation paid to our executive officers, including the Chief Executive Officer, has been in the form of discretionary cash bonuses payable on a quarterly basis. The Compensation Committee believes that the bonus compensation of the Chief Executive Officer and our other executive officers should be expressly linked to our performance. Consistent with this philosophy, the bonus compensation is contingent primarily upon achieving a sufficient level of corporate profitability and NetManage’s overall financial performance. Bonus payments are based on a target bonus pool established at the beginning of the year for each officer. In reviewing 2006 bonuses, the Compensation Committee determined that NetManage’s goals for 2006 were not achieved and therefore determined not to pay cash bonuses to any of the executive officers for 2006.

Long-Term Incentives

To date, long-term incentives have consisted solely of grants of options to purchase our common stock. Generally, the Compensation Committee makes stock option grants annually to certain of our executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage NetManage from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of our common stock at a fixed price per share (being the closing price of the shares on the NASDAQ Global Market on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he remains employed by us during the vesting period, and then only if the fair market value of the underlying shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with us, the individual’s personal performance in recent periods, and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual, the relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

Our primary long-term incentive program presently consists of the 1992 Plan and the 1999 Plan. Options granted under the 1992 Plan generally vest over four years beginning on the first of the month following the date of hire of the optionee. These options are subject to a 25% cliff-vesting period that matures on the one-year anniversary of the grant date after which they are subject to monthly vesting to encourage key employees to continue in our employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. The exercise price of options granted under the 1992 Plan is generally 100% of the fair market value (being the closing price of the shares on the NASDAQ Global Market) of our common stock on the date of grant. The 1999 Plan provides for the grant of non-qualified stock options for employees of NetManage (or a subsidiary corporation). Options granted under the 1999 Plan generally vest over four years beginning on the date of grant of the option. These options are subject to a 25% cliff-vesting period that matures on the one-year anniversary of the grant date after which they are subject to monthly vesting.

Deferred compensation

NetManage sponsors a qualified 401(k) savings plan that covers most employees, including the Named Executive Officers, and other executive officers, however, NetManage does not match any deferred contributions of any of it employees, including its Named Executive Officers and other executive officers.

Non-Qualified Deferred Compensation

NetManage does not provide any non-qualified deferred compensation plans for any employees, including the Named Executive Officers.

Pension Benefits

NetManage does not provide Pension benefits to its employees, including its Named Executive Officers.

Certain Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer or any of its four other highest-paid officers. This limitation applies to all compensation paid to the covered executive officers, which is not considered to be performance-based. The Compensation Committee considers the implications of this deduction limitation as one of many factors when setting compensation policy and making individual compensation determinations. The 1992 Plan contains provisions that permit certain grants to be made that would qualify for the performance-based exception. However, not all grants issued under the 1992 Plan qualify for this exception. The Compensation Committee does not expect that NetManage would be denied a deduction under Section 162(m) for compensation paid during 2006; however, it is possible that in 2007 or some future year, a portion of the compensation deemed paid to a Company executive based on the exercise of one or more options will not be deductible under Code Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Submitted by the Compensation Committee of the Board of Directors:

John Bosch

Uzia Galil

Abraham Ostrovsky

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

During our last fiscal year, Messrs. John Bosch, Uzia Galil and Abraham Ostrovsky served on our Compensation Committee. Each of Zvi Alon, our President, Chief Executive Officer, the Chairman of the Board of Directors and Nominee, John Bosch, Abraham Ostrovsky and Uzia Galil, directors of the Board, participated in the deliberations of the Compensation Committee during 2006 concerning executive officer compensation. Mr. Galil abstained from voting on Mr. Alon’s compensation since he is the former father-in-law of Mr. Alon, and although Mr. Alon attends meetings of the Committee, he does not participate in deliberations that relate to his own compensation.

2006 SUMMARY COMPENSATION TABLE

The following table sets forth all compensation awarded, earned or paid for services rendered in all capacities to us and our subsidiaries during 2006 to our Chief Executive Officer and certain other executive officers (collectively, the “Named Executive Officers”). This information includes the dollar values of base salaries, bonus awards, the number of stock options granted, and certain other compensation, whether paid or deferred.

Summary Compensation Table

	Year (b)	Salary ($) (c)		Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (1) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($)(i)		Total ($)(j)
Zvi Alon	2006	475,000		—	—	176,296	—	—	4,636	(2)	655,932
Chairman of the Board, President and Chief Executive Officer

Michael R. Peckham(3)	2006	177,845		—	—	33,793	—	—	26,610	(4)	238,248
Former Senior Vice President Finance, and Chief Financial Officer

George Bennett	2006	311,344	(5)	—	—	10,744	—	—	38,715	(6)	360,803
Vice President North America Sales

Cheli Aflalo-Karpel	2006	178,800		—	—	26,388	—	—	71,413	(7)	276,601
Vice President of Operations Europe and Israel

Ido Hardonag	2006	194,000		—	—	41,257	—	—	64,502	(8)	299,759
Senior Vice President of Worldwide Engineering

Notes to 2006 Summary Compensation Table:

(1)	This column reflects the stock awards expense taken in 2006 in accordance with FAS 123R assuming no forfeitures. Assumptions used in the calculation of this expense are included in Note 2 to NetManage’s audited financial statements included in NetManage’s Annual Report on Form 10-K for the year ended December 31, 2006.
(2)	Represents Group Life and other social benefits

(3)	Mr. Peckham left NetManage in August 2006. Salary for 2006 includes a payout for unused paid time off.
(4)	Includes i) $1,445 for Group Life and other social benefits and ii) $25,165 gain from the exercise and sale of vested stock options.
(5)	Includes base salary and sales commissions.
(6)	Includes money reimbursed for relocation costs.
(7)	Includes i) $19,336 for Company sponsored travel or car allowance; ii) $47,665 for Group Life and other social benefits; and iii) $4,412 gain from the exercise and sale of vested stock options granted pursuant to the 1992 or 1999 Stock Option Plans.
(8)	Includes i) $14,942 for Company sponsored travel or car allowance; and ii) $49,560 for Group Life and other social benefits.

GRANTS OF PLAN-BASED AWARDS

The following table shows the number of options to purchase common stock that was granted by NetManage during 2006 to each person named in the 2006 Summary Compensation Table. NetManage did not grant any stock appreciation rights to the Named Executive Officers for fiscal year 2006. As described in Compensation Discussion and Analysis NetManage did not pay any cash bonuses to any executive officers for fiscal year 2006.

	2006 Grants of Plan-Based Awards
Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/share) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold ($) (f)	Target ($) (g)	Maximum ($) (h)
Zvi Alon	1/26/06	—	—	—	—	—	—	—	37,500	5.98	5.98
Michael Peckham	1/26/06	—	—	—	—	—	—	—	12,000	5.98	5.98
George Bennett (1)	—	—	—	—	—	—	—	—	—	—	—
Cheli Aflalo-Karpel	1/26/06	—	—	—	—	—	—	—	9,750	5.98	5.98
Ido Hardonag	1/26/06	—	—	—	—	—	—	—	12,000	5.98	5.98

Notes to Grants of Plan Based Awards:

(1)	Mr. Bennett joined NetManage in November 2005.

We currently have no employment contracts or change of control agreements with any of our Named Executive Officers.

O UTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The market values in the table below are based on the closing market price of NetManage common stock at December 29, 2006 of $5.29 per share.

	Outstanding Equity Awards at December 31, 2006
Name (a)	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options: # Exercisable (b)		Number of Securities Underlying Unexercised Options: # Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that Have Not Vested (#) (g)	Market Value of Shares or Units of Stock that Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market Value of Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (j)
Zvi Alon	—		37,500	(1)	—	$5.98	1/25/2016	—	—	—	—
	16,210	(2)	—		—	$4.78	12/15/2013	—	—	—	—
	30,218	(2)	—		—	$4.78	12/15/2013	—	—	—	—
	661	(2)	—		—	$4.78	12/15/2013	—	—	—	—
	47,143	(2)	—		—	$4.78	12/15/2013	—	—	—	—
	47,143	(2)	—		—	$4.78	12/15/2013	—	—	—	—
	42,196	(2)	—		—	$4.78	12/15/2013	—	—	—	—
	47,143	(2)	—		—	$4.78	12/15/2013	—	—	—	—
	42,187	(2)	14,063	(2)	—	$4.78	12/15/2013	—	—	—	—
	62,176	(3)	52,610	(3)	—	$5.27	9/30/2014	—	—	—	—
	17,968	(3)	19,532	(3)		$6.56	1/26/2015	—	—	—	—

Michael Peckham(4)	—		—		—	—	—	—	—	—	—

George Bennett	7,500	(3)	22,500	(3)	—	$5.30	11/29/2015	—	—	—	—

Cheli Aflalo-Karpel	—		9,750	(1)	—	$5.98	1/25/2016	—	—	—	—
	583	(1)	334	(1)	—	$1.54	3/30/2013	—	—	—	—
	3,868	(3)	2,019	(3)	—	$4.78	12/15/2013	—	—	—	—
	1,125	(3)	675	(3)	—	$6.76	5/27/2014	—	—	—	—
	2,670	(3)	2,456	(3)	—	$5.30	10/28/2014	—	—	—	—
	4,698	(3)	5,552	(3)	—	$7.12	2/10/2015	—	—	—	—

Ido Hardonag	—		12,000	(1)	—	$5.98	1/26/2016	—	—	—	—
	30,000	(3)	—		—	$1.05	10/31/2012	—	—	—	—
	10,456	(3)	3,485	(3)	—	$4.78	12/16/2013	—	—	—	—
	9,520	(3)	8,056	(3)	—	$5.27	10/1/2014	—	—	—	—
	5,750	(3)	6,250	(3)	—	$6.56	1/26/2015	—	—	—	—

Notes to Outstanding Equity Awards Table:

(1)	Represents shares granted pursuant to NetManage’s 1999 Stock Option Plan with an exercise price equal to the fair market value of NetManage common stock on the date of grant. The option grant vests and becomes exercisable in installments over a period of four years from the date of grant. Twenty five percent (25%) of the shares shall vest on the first anniversary of the date of grant and one forty-eighth (1/48) of the shares shall vest each month thereafter.
(2)	Represents replacement options granted on December 16, 2003 with an exercise price equal to the fair market value of NetManage’s common stock on the date of grant ($4.78), pursuant to a voluntary stock option exchange program announced on May 16, 2003.
(3)

Represents shares granted pursuant to NetManage’s 1992 Stock Option Plan with an exercise price equal to the fair market value of NetManage common stock on the date of grant. The option grant vests and becomes exercisable in installments over a period of four years from the date of grant. Twenty five percent (25%) of the shares shall vest on the first anniversary of the date of grant and one forty-eighth (1/48) of the shares shall vest each month thereafter.

(4)	Mr. Peckham left NetManage in August 2006.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding amounts realized by each Named Executive Officer due to the vesting or exercise of equity compensation during the fiscal year 2006.

Option Exercises and Stock Vested in 2006
Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#) (b) (1)	Value Realized on Exercise($) (c)	Number of Shares Acquired on Vesting(#) (d)	Value Realized on Vesting($) (e)
Zvi Alon	—	—	—	—
Michael Peckham (2)	56,864	25,165	—	—
George Bennett	—	—	—	—
Cheli Aflalo-Karpel	1,250	4,450	—	—
Ido Hardonag	—	—	—	—

Notes to Option Exercises and Stock Vested in 2006 Table (all values are based on the closing price per share of NetManage common stock on the vest date):

(1)	Represents exercise of options granted pursuant to the 1992 or the 1999 stock option plans.
(2)	Mr. Peckham left NetManage in August 2006.

POTENTIAL POST EMPLOYMENT PAYMENTS

Currently, in the event a change in control of NetManage occurs, each outstanding option issued pursuant to the 1992 Plan and the 1999 Plan will automatically accelerate in full, subject to the limitations as stated below. All options granted under the 1992 Plan prior to its April 25, 2003 restatement will accelerate in full upon a change in control. In the event of a change in control, each outstanding option under the 1992 Plan as amended and restated will automatically accelerate in full, unless; (i) the option is assumed by the successor corporation or otherwise continued in effect, or (ii) the option is replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the 1992 Plan will immediately vest, except to the extent that our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The Board or Option Committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event the optionee’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction in which those options are assumed or otherwise continued in effect.

The Board or Option Committee will have the discretion to structure one or more option grants under the 1992 Plan so that those options will vest immediately upon a change in control, whether or not the options are to be assumed or otherwise continued in effect.

All options granted under the 1999 Plan as amended and restated, will automatically accelerate in full and will be exercisable for a period of at least 10 days prior to the closing in the event of: (i) a merger or consolidation in which NetManage is not the surviving corporation; (ii) a reverse merger in which NetManage is the surviving corporation but the shares of NetManage’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (iii) any other capital reorganization in which more than fifty percent (50%) of the shares of NetManage entitled to vote are exchanged. Such options shall be terminated if not exercised prior to the closing of such transaction; provided, however, that in no event shall any such accelerated vesting or termination of the options occur in connection with a transaction effected solely for the purpose of changing the situs of NetManage’s incorporation (e.g. from Delaware to California).

Assuming the triggering event occurs on December 29, 2006, the estimated value of each of this accelerated vesting for each of the Named Executive Officers is as follows:

Name	Option Acceleration on Change in Control(1)

Zvi Alon (1)	$17,694
Michael Peckham (2)	$0
George Bennett (3)	$0
Cheli Aflalo-Karpel (4)	$2,282
Ido Hardonag (5)	$9,828

Notes:

(1)	Assumes a stock price of $5.29 per share and excludes 37,500 options that are priced at $5.98 and 37,500 options that are priced at $6.56 that are not “in the money.” All amounts are to be paid by us.
(2)	Mr. Peckham left the Company in August, 2006.
(3)	Assumes a stock price of $5.29 per share and excludes 30,000 options that are priced at $5.30 that are not “in the money”.
(4)	Assumes a stock price of $5.29 per share and excludes the following options; i) 9,750 options that are priced at $5.98; ii) and 675 options that are priced at $6.76; iii) 2,456 options that are prices at $5.30; and iv) 5,552 options that are priced at $7.12 all of which are not “in the money.” All amounts are to be paid by us.
(5)	Assumes a stock price of $5.29 per share and excludes the following options; i) 12,000 options that are priced at $5.98 and 12,000 options that are priced at $6.56 and that are not “in the money.” All amounts are to be paid by us.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Approving Transactions With Related Persons

The Audit Committee of the Board of Directors has the responsibility to review and approve related person transactions, either in advance or when we become aware of a related person transaction that was not reviewed and approved in advance, but has not adopted a written policy or procedures governing its approval of transactions with related persons.

Our Audit Committee approves in advance any transactions with related persons pursuant to our written related person transaction approval policy. Our policy requires that the committee review the material facts of any transaction that could potentially qualify as a “related person transaction” as defined in applicable SEC rules and either approve or disapprove of our entry into the transaction. If advance committee approval is not feasible, the related person transaction is considered, and if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person under the same or similar circumstances and the extent of the related person’s direct or interest in the transaction.

In addition, the committee has delegated to the chairman of the Audit Committee the authority to pre-approve or ratify any related person transaction in which the aggregate amount is expected to be less than $1.0 million. In connection with each regularly scheduled meeting of the Audit Committee, a summary of each new related person transaction so pre-approved must be provided to the committee for its review. No director who is a related person in a transaction may participate in any discussion or approval of the transaction, other than provided material information concerning the transaction. If a related person transaction is on-going, the Audit Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the committee reviews and assesses ongoing relationships with the related person annually to see that they are in compliance with the committee’s guidelines and are appropriate.

Transactions With Related Persons

We have entered into indemnification agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the full extent permitted under Delaware law and our Bylaws.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2006, included in our Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed NetManage’s audited financial statements with our management. The Audit Committee has discussed with NetManage’s independent registered public accountants, Deloitte & Touche LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of NetManage’s financial statements.

The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) as amended, and has discussed with Deloitte & Touche LLP the independence of Deloitte & Touche LLP from NetManage.

Management is responsible for our financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, our independent registered public accountants, is responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not our employees and may not be, and may not represent themselves to be or to serve as, accountants or accountants by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent accountants included in their report on NetManage’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent registered public accountants are in fact “independent”.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

John Bosch

Darrell Miller

Abraham Ostrovsky

EQUITY COMPENSATION PLAN INFORMATION

NetManage maintains four equity incentive plans under which individuals in NetManage’s service may acquire shares of Common Stock, all of which have been approved by NetManage’s stockholders:

The 1992 Employee Stock Option Plan

On June 26, 1992, the Board of Directors approved the 1992 Employee Stock Option Plan, (the “1992 Plan”). At NetManage’s annual stockholders’ meeting on June 5, 2002, a majority of the stockholders of NetManage present or represented and entitled to vote at the Meeting approved: (i) an increase in the number of shares reserved for issuance under the 1992 Plan by 214,286 shares; (ii) the addition of an annual share increase provision to the 1992 Plan beginning in the calendar year 2003 and continuing through calendar year 2007, and (iii) an extension of the term of the 1992 Plan to July 22, 2012. As of May 29, 2007, the Board had authorized and reserved for issuance 3,437,417 shares under the 1992 Plan. The 1992 Plan provides for the grant of incentive stock options to employees and officers and non-statutory stock options to employees, officers, directors and consultants. Pursuant to the terms of the 1992 Plan, the exercise price of incentive stock options may not be less than one hundred percent (100%) of the fair market value of the Common Stock (being the closing price of the shares on the NASDAQ Global Market) on the date of grant (110% of such fair market value in the case of a grant to a holder of more than ten percent (10%) of the voting power of NetManage’s outstanding capital stock (a “10% stockholder”)). Furthermore, the exercise price of non-statutory options granted pursuant to the 1992 Plan may not be less than eighty-five percent (85%) of such fair market value. Under the 1992 Plan stock options become exercisable at a rate of 25% of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each calendar month thereafter. The maximum term of a stock option under the 1992 Plan is ten years (or five years in the case of an incentive option granted to a 10% stockholder).

As of May 29, 2006, (i) options exercisable for 1,086,728 shares of Common Stock were outstanding under the 1992 Plan, (ii) options exercisable for 1,632,317 shares of Common Stock remained available for future grants, (iii) options exercisable for 6,020,332 shares of Common Stock had been issued, (iv) options for 718,372 shares of Common Stock had been exercised, and (v) options exercisable for 4,215,232 shares of Common Stock were cancelled.

The 1999 Non-statutory Plan

The 1999 Non-Statutory Plan was initially adopted by the Board of Directors on October 25, 1999, and amended and restated on April 19, 2002 (the “1999 Plan”). At NetManage’s annual stockholders’ meeting on June 15, 2005, a majority of the stockholders of NetManage present or represented and entitled to vote at the Meeting approved: (i) an increase in the number of shares reserved for issuance under the 1999 Plan by 300,000 shares; and (ii) an extension of the term of the 1999 Plan to October 25, 2015. As of May 29, 2007, the Board had authorized and reserved for issuance 871,429 shares under the 1999 Plan. The 1999 Plan provides for the grant of non-statutory stock options to officers and employees in our employ, or in the employ of a subsidiary company, to members of our Board of Directors, and to independent consultants who provide services to us or a subsidiary company. As of May 29, 2007, there are approximately, 7 officers, 6 non-employee members of the Board of Directors, and 176 employees who are eligible to receive options under the 1999 Plan. However, not more than 50% of the shares authorized for issuance under the 1999 Plan may be issued pursuant to option grants made to our officers or the members of our Board of Directors. Pursuant to the terms of the 1999 Plan, the exercise price non-statutory stock options may not be less than one hundred percent (100%) of the fair market value of the Common Stock (being the closing price of the shares on the NASDAQ Global Market) on the date of grant. Furthermore, the exercise price of non-statutory options granted pursuant to the 1999 Plan may not be less than eighty-five percent (85%) of such fair market value. Under the 1999 Plan stock options become exercisable at a rate of 25% of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each calendar month thereafter. The maximum term of a stock option under the 1999 Plan is ten years.

As of May 29, 2007, (i) options exercisable for 396,580 shares of Common Stock were outstanding under the 1999 Plan, (ii) options exercisable for 260,717 shares of Common Stock remained available for future grants, (iii) options exercisable for 1,939,656 shares of Common Stock had been issued, (iv) options for 214,132 shares of Common Stock had been exercised, and (v) options exercisable for 1,328,944 shares of Common Stock were cancelled.

The 1993 Non-employee Directors Stock Option Plan

The Directors’ Plan was initially adopted by the Board on July 22, 1993, and amended and restated on April 29, 2003. On May 28, 2003 at our annual meeting of stockholders’ a majority of the stockholders of NetManage present or represented and entitled to vote at the meeting approved an increase in the number of shares authorized so that the maximum number of shares of our Common Stock that may be delivered in respect of options granted under the Directors’ Plan is 200,000 shares and extended the term of the plan to July 22, 2013. Options may be granted under the Director Plan to directors of NetManage (or any parent or subsidiary corporation) who are neither employees or affiliates of NetManage at the time of the grant. All option grants will have an exercise price per share equal to 100% of the fair market value per share of Common Stock (being the closing price of the shares on the NASDAQ National Market) on the grant date. Options granted under the Directors Plan become exercisable at a rate of 25% of the shares subject to the option at the end of the first year and 1/48 of the shares subject to the option at the end of each calendar month thereafter. The maximum term of a stock option under the Directors’ Plan is ten years.

As of May 29, 2007, (i) options exercisable for 104,460 shares of Common Stock were outstanding under the Director Plan, (ii) options exercisable for 95,540 shares of Common Stock remained available for future grants, (iii) options exercisable for 166,838 shares of Common Stock had been issued, (iv) no options for shares of Common Stock had been exercised, and (v) options exercisable for 62,378 shares of Common Stock were cancelled.

The 1993 Employee Stock Purchase Plan

On July 22, 1993, NetManage adopted the Employee Stock Purchase Plan (the “Purchase Plan”) and the Board authorized and reserved 85,714 shares of Common Stock. On June 5, 2002 at our annual meeting of stockholders’ a majority of the stockholders of NetManage present or represented and entitled to vote at the meeting approved: (i) an increase in the number of shares reserved for issuance under the Purchase Plan by 214,286 shares: (ii) the addition of an annual share increase provision to the Purchase Plan beginning in the calendar year 2003 and continuing through calendar 2007, and (iii) an extension of the term of the Purchase Plan to April 30, 2012. Pursuant to the Purchase Plan, NetManage employees, subject to certain restrictions, were previously able to purchase shares of Common Stock at a price per share that is equal to 95% of the fair market value of the Common Stock (being the closing price of the shares on the NASDAQ National Market) on the last business day of each purchase period. The Purchase Plan was suspended in November, 2006. For the years ended December 31, 2006, 2005 and 2004, 6,783, 86,067, and 75,354 shares respectively, were issued under the Purchase Plan at prices ranging from $4.76 to $5.34, $4.25 to $4.38, and $4.39 to $4.51 per share, respectively.

The following table provides certain information with respect to all of NetManage’s equity compensation plans in effect as of May 29, 2007:

Equity Compensation Plan Information

The following table reflects our equity compensation plan information as of May 29, 2007:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Equity compensation plans adopted by the security holders:
1992 Plan (2)	1,086,728	$5.25	1,632,317
Directors’ Plan	104,460	$6.51	95,540
1993 Employee Stock Purchase Plan (3)	N/A	N/A	692,082
1999 Plan	396,580	$4.49	260,717

Aggregate total of all equity compensation plans approved by security holders	1,587,768	$5.14	2,594,670

(1)	Excludes shares of common stock issuable upon the exercise of the outstanding options, warrants and rights listed in column (a).
(2)	On June 5, 2002, the stockholders approved an automatic share increase provision to the 1992 Plan pursuant to which the share reserve under the plan shall automatically increase on the first trading day of January in each calendar year. Beginning with the 2003 calendar year through the calendar year 2007, the share reserve under the plan shall increase by an amount equal to three percent (3%) of the total number of shares of NetManage’s common stock outstanding on the last trading day of December in the immediately preceding calendar year.
(3)	On June 5, 2002, the stockholders approved an automatic share increase provision to the 1993 Employee Stock Purchase Plan pursuant to which the share reserve under the plan shall automatically increase on the first trading day of January in each calendar year. Beginning with the 2003 calendar year through the calendar year 2007, the share reserve under the plan shall increase by an amount equal to one percent (1%) of the total number of shares of NetManage’s common stock outstanding on the last trading day of December in the immediately preceding calendar year. The Employee Stock Purchase Plan was suspended by the Board in November 2006.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are NetManage stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, or contact NetManage at (408) 973-7171. Stockholders who hold their shares in a brokerage or other custodial account and currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

NetManage does not practice “householding” and will deliver a separate copy of each proxy statement and annual report to stockholders to each stockholder of record, even if two or more stockholders of record share an address. If you receive multiple copies of our proxy statement and annual report to stockholders and would like to receive only one copy per household, contact NetManage at (408) 973-7171.

OTHER MATTERS

On December 7, 2006, Riley Investment Partners, L.P. (formerly known as SACC Partners LP), an affiliate of Riley Investment Management LLC and a stockholder of NetManage as described in this proxy statement, sent a notice to NetManage notifying NetManage of (i) its intent to nominate for election at the 2007 annual meeting of NetManage stockholders two directors to the NetManage Board in lieu of any persons who may be nominated by the NetManage Board, and (ii) its intent to bring before the 2007 annual meeting of NetManage stockholders eight other proposals, as set forth in the Schedule 13D filed with the SEC by Bryant R. Riley on December 7, 2006. If any of these stockholder proposals are properly brought before the Annual Meeting, management will recommend that the persons named in the accompanying proxy vote all proxies against any such stockholder proposals.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Omer Regev

Corporate Secretary

June 4, 2007

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on April 2, 2007, is available without charge upon written request to: Investor Relations, NetManage, Inc., 20883 Stevens Creek Boulevard, Cupertino, California 95014 or online at www.netmanage.com.

NetManage, Inc.

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Pacific Daylight Time, on June 22, 2007.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.1. Election of Directors:

To elect two directors to serve untill the Annual Meeting of Stockholders to be held in 2010 or until their successors are duly elected and qualified.

For Withhold For Withhold

01 - John Bosch

02 - Shelley Harrison

2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of NetManage, Inc. for the current fiscal year ending December 31, 2007.

For Against Abstain

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below.

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — NetManage, Inc.

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING TO BE HELD JUNE 22, 2007

The undersigned revokes all previous proxies, hereby constitutes and appoints Zvi Alon and Omer Regev, and each of them singly, with full power of substitution, as proxies to vote and act at the NetManage, Inc. 2007 Annual Meeting of Stockholders to be held on June 22, 2007 at 9:00 a.m., Pacific Daylight Time, and at any and all postponements and adjournments thereof (the “Annual Meeting”), upon and with respect to the number of shares of the common stock of NetManage, Inc., $0.01 par value per share (“Common Stock”), as to which the undersigned is entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote as designated on the reverse side, and in favor of the recommendations of management on any other matters, which may come before the Annual Meeting, all as further described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. If no such directions are indicated, the proxies or their substitutes will have authority to vote FOR the Election of Directors, FOR Item 2 and as the proxies or their substitutes may determine in their discretion with regard to any other matter properly brought before the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE